Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is made by and between J. Donald deBethizy, Ph.D. (“deBethizy”) and Targacept, Inc. (“Targacept” or the “Company”), including all Targacept predecessor entities and all affiliated entities, and provides as follows.

RECITALS

A. deBethizy was employed by Targacept pursuant to an Employment Agreement dated August 22, 2000, as amended by Amendment No. 1 to Employment Agreement dated March 13, 2008 (the “Employment Agreement”).

B. deBethizy’s employment with the Company terminated as provided herein.

C. The parties wish to separate on amicable terms, deBethizy wishes to cooperate with Targacept in the transition following deBethizy’s separation, and Targacept wishes to provide deBethizy with certain benefits in connection with his separation.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Targacept and deBethizy hereby covenant and agree as follows:

AGREEMENT

1. TERMINATION OF EMPLOYMENT. deBethizy’s employment with the Company terminated on May 31, 2012 (the “Termination Date”). deBethizy understands and agrees that the relationship created by this Agreement is purely contractual and that no employment relationship is intended, or should be inferred, from the performance of the Company’s obligations under this Agreement.

2. EFFECTIVENESS OF AGREEMENT. This Agreement shall become effective on the eighth (8th) day after the date of signature of the later of deBethizy or Targacept to sign below (the “Effective Date”), but only if deBethizy has not exercised the ADEA Revocation Right as defined in and as provided in Section 12. For clarity, if deBethizy exercises the ADEA Revocation Right, this Agreement shall be null and void and of no force or effect.

3. SEVERANCE PAY AND BENEFITS. In consideration and exchange for deBethizy’s promises in this Agreement (including, without limitation, the release and waiver set forth in Section 5), subject to Section 14, the Company will provide deBethizy with (a) the pay and benefits set forth in Section 7(d) of the Employment Agreement (the period during which deBethizy receives severance pay as set forth in Section 7(d)(A) of the Employment Agreement, the “Severance Period”) and (b) solely to the extent expressly set forth on Exhibit A attached hereto, an extension to the period Dr. deBethizy may exercise certain stock options outstanding as of the Termination Date. All severance payments under this Section 3 shall be subject to all statutory and other required deductions and withholdings. Employee agrees that he shall be responsible for his own tax liabilities arising out of the payments and benefits provided to him under this Section 3 (and, for clarity, Section 7(d) of the Employment Agreement), and he agrees to indemnify and hold the Company harmless from any liabilities arising from the payments and benefits made pursuant to this Section 3.

4. NO PRIOR OBLIGATION. deBethizy acknowledges and agrees that: (a) the payments and benefits that deBethizy receives or for which deBethizy is eligible under this Agreement are of value to deBethizy; (b) in the absence of the general release and promises made by deBethizy hereunder, the Company had no prior legal obligation to provide some or all of such payments and benefits; and (c) deBethizy would not be entitled to some or all of such payments and benefits if not for this Agreement.

5. GENERAL RELEASE AND WAIVER OF CLAIMS BY DEBETHIZY. deBethizy, for himself and for his heirs, successors, assigns, or anyone else claiming under or through deBethizy, hereby forever discharges and releases Targacept, its predecessor, affiliated or subsidiary entities, and its and their respective directors, officers, stockholders, affiliates, employees, agents, representatives, and assigns (all of the foregoing, collectively, the “Releasees”), and each of them, from any and all claims, liabilities, actions or causes of action of any kind or character whatsoever, whether at law or in equity, whether known or unknown, whether contingent or absolute. This general release and waiver of claims includes, without limitation, claims for personal injuries, back pay, losses or damage to real or personal property, economic loss or damage of any kind, breach of contract (express or implied), defamation, breach of any covenant of good faith (express or implied), tortious interference with contract, wrongful termination, business or personal tort, misrepresentation, or any other losses or expenses of any kind (whether arising in tort, contract or by statute) arising out of deBethizy’s employment relationship with Targacept and any other alleged acts or omissions by the Releasees not expressly excluded herein. deBethizy acknowledges that this general release and waiver of claims applies both to known and unknown claims that may exist between deBethizy and any of the Releasees as of the Effective Date.

deBethizy expressly acknowledges and agrees that this release and waiver of claims includes but is not limited to a release of any and all rights, claims, or causes of action arising under any employment, stock option or other agreement (whether written, oral or implied) or under any state or federal constitution, statute, law, rule, regulation, or common-law principle of tort, contract or equity, except for the obligations of Targacept under this Agreement. This waiver of claims specifically includes but is not limited to any action under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq. (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq., the Family and Medical Leave Act, 42 U.S.C. § 2601, et seq., any common law or statutory claim of wrongful discharge, the Employment Retirement Income Security Act of 1976, as amended, and any claims for any entitlement to severance, vacation pay, accrued paid leave, commissions, reimbursements or attorney’s fees pursuant to any contract or state or federal law.

By entering into this Agreement, deBethizy understands and agrees that deBethizy does not waive any rights or claims that he might have that arise as a result of any conduct that occurs after the Effective Date or any claims for continuation rights under COBRA.

deBethizy acknowledges and agrees that: (i) any and all monies due and owing to deBethizy from Targacept, including, without limitation, any and all compensation, wages, commissions, benefits, expense reimbursements, vacation/leave time, and any other payments due and owing deBethizy from Targacept, have heretofore been unconditionally and timely paid to deBethizy and that Targacept has satisfied each and every obligation owing to deBethizy, except for: (A) deBethizy’s regular base salary through the Termination Date, which shall be paid by Targacept in arrears in accordance with its customary payroll practices; (B) deBethizy’s eligible, unused floating holiday and vacation days as of Termination Date; (C) the amounts to be paid to deBethizy by Targacept pursuant to this Agreement; and (D) any reimbursable business expenses actually and reasonably incurred prior to the Termination Date, which shall, to the extent consistent with all applicable Company policies and practices and supported by adequate documentation, be paid by Targacept in accordance with its customary practices; and (ii) there are no stock options, stock grants, equity compensation, bonus commitments or incentive compensation of any kind or nature whatsoever which are due and owing to deBethizy and, except to the extent, if any, resulting from Section 7(d) of the Employment Agreement (first sentence), no such payment or entitlement will accrue or become due and owing after the Termination Date.

6. AGREEMENT TO COOPERATE. In addition to, and not in lieu of, his other obligations hereunder, deBethizy agrees to reasonably cooperate with Targacept during the Severance Period in transitioning his responsibilities and duties at Targacept to such other officers or employees of Targacept as Targacept may direct. deBethizy further agrees to cooperate in all reasonable respects (including, without limitation, by providing sworn testimony in affidavits, depositions, or trials) in assisting in the prosecution or defense of any claims, demands, complaints, or lawsuits filed by or against, or threatened against, any of the Releasees that involve facts or decisions in which or about which he had, or is alleged to have had, input or knowledge for so long as Targacept may require. Targacept will reimburse deBethizy for any out-of-pocket expenses that are both approved by Targacept prior to incurrence by deBethizy and actually and reasonably incurred by deBethizy in the performance of this Section 6.

7. NON-DISPARAGEMENT. Employee agrees that he will refrain from any interference with Targacept’s business opportunities and from any and all remarks or conduct that are inconsistent with the non-adversarial spirit of this Agreement, including, without limitation, refraining from comments, oral or written, that disparage, defame, libel, slander, or otherwise damage Targacept, its business or products, or any of the Releasees.

8. FULL CAPACITY. deBethizy attests that he possesses sufficient education and experience to understand fully the extent and impact of the provisions of this Agreement. deBethizy affirms that he is fully competent to execute this Agreement and that he does so voluntarily and without any coercion, undue influence, threat or intimidation of any kind or type. deBethizy represents that he has not assigned or transferred any of the claims hereby released.

9. DISPUTED CLAIMS. It is agreed by both parties that this Agreement shall not in any way be construed, directly or indirectly, as an admission by Targacept that it has acted wrongfully with respect to deBethizy or any other person, or that deBethizy has any rights whatsoever against Targacept, other than as herein stated. Targacept expressly disclaims and denies any liability to or wrongful acts against deBethizy or any other person, on the part of Targacept or any agents, directors, officers, attorneys, employees, or representatives of Targacept.

10. ADVICE TO SEEK COUNSEL. deBethizy acknowledges and agrees that he has been encouraged by Targacept to consult with counsel of his choosing prior to executing this Agreement.

11. CONSIDERATION AND REVIEW PERIOD. deBethizy agrees that deBethizy has been provided twenty-one (21) days in which to consider and review this Agreement and to obtain any legal advice deBethizy deems appropriate from the attorney of deBethizy’s choice. deBethizy can accept this Agreement only by signing and returning the signed Agreement to Karen Hicks, Vice President, Human Resources, at Targacept, Inc., 200 East First Street, Suite 300, Winston-Salem, NC 27101. deBethizy understands and agrees that this Agreement shall not become effective or enforceable until it has been signed by both parties and received by the Company.

12. REVOCATION PERIOD. After returning the signed Agreement to the Company, deBethizy may revoke his agreement in Section 5 to waive claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) by providing written notice to Targacept within seven (7) days after the date of signature of the later of deBethizy or Targacept to sign below (the “ADEA Revocation Right”). The ADEA Revocation Right will be validly exercised by deBethizy only if such written notice is timely received by Peter A. Zorn, Senior Vice President, Legal Affairs and General Counsel, in both of two manners — at Targacept, Inc., 200 East First Street, Suite 300, Winston-Salem, NC 27101 and by email to pete.zorn@targacept.com. deBethizy acknowledges and agrees that, unless he shall have exercised the ADEA Revocation Right, upon expiration of the above-described revocation period, he shall have forever waived and released Releasees from any and all claims as of the Effective Date, including claims under the ADEA.

13. RETURN OF PROPERTY. On or before the Termination Date, deBethizy shall: (i) return to Targacept all property (including, for clarity but without limitation, Proprietary Information) belonging to Targacept, including, without limitation, all keys, badges, virtual private network (vpn) fobs, phones or other handheld devices, computers, equipment, software, documents, handbooks, manuals, files and other materials and information obtained or furnished to deBethizy in connection with his employment with the Company; (ii) provide to Karen A. Hicks, Vice President, Human Resources, all user names, passwords, access codes and the like in his possession or control, or of which he is aware, related to Targacept or any Targacept database or other property or system; and (iii) remove from any personal computer(s) and media any and all information concerning Targacept that he obtained in connection with his employment with the Company, including without limitation, Targacept’s Proprietary Information, as that term is defined in Section 5(b) of the Employment Agreement.

14. PERFORMANCE. Targacept will make the payments and provide the benefits set forth in Section 3 provided deBethizy complies with and meets his obligations under this Agreement and Section 5 of the Employment Agreement. In the event that deBethizy breaches any of his covenants or promises, or causes any covenants or promises to be breached, in addition to any other rights or remedies available to Targacept, at law or otherwise, Targacept’s obligation to perform under this Agreement shall automatically terminate and Targacept shall have no further liability or obligation to deBethizy. Alternatively, Targacept may seek injunctive relief to enforce the provisions of this Agreement.

15. ENTIRE AGREEMENT; COMPLETE DEFENSE. The parties acknowledge and represent that, with the express exception of Section 5 of the Employment Agreement, which survives the Termination Date and remains in full force and effect, this Agreement contains the entire agreement between them regarding the matters set forth and that it supersedes all previous negotiations, discussions, communications and understandings regarding such matters. The parties further acknowledge that no representations, inducements, promises or agreements, oral or written, have been made by either party or by anyone acting on behalf of either party that are not embodied in this Agreement. The terms of this Agreement are contractual and not a mere recital and the parties agree that the contents of this Agreement may be used in evidence to demonstrate deBethizy’s knowing and valid release of claims as stated herein.

The parties agree that the General Release contained in Section 5 may be treated as a complete defense to any legal, equitable or administrative action that may be brought, instituted or taken by deBethizy, or on his behalf, against any of the Releasees and shall forever be a complete bar to the commencement or prosecution of any claim, demand, lawsuit, charge or other legal proceeding of any kind against any of the Releasees relating to Targacept, Targacept’s business, deBethizy’s employment with Targacept and the termination of deBethizy’s employment with Targacept.

16. BINDING AGREEMENT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of deBethizy, on the one hand, and to Targacept and its successors and permitted assigns, on the other hand. This Agreement and any rights or obligations hereunder may be assigned by the Company to the successor of all or substantially all of its business or to an affiliate of the Company. Neither this Agreement nor any of the rights and obligations of deBethizy hereunder may be assigned or delegated by deBethizy without the Company’s prior written consent.

17. AMENDMENT AND WAIVER. This Agreement may not be modified or amended except in a writing signed by deBethizy and an authorized representative of the Company. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition hereof will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

18. NO THIRD PARTY BENEFICIARIES. This Agreement is for the sole benefit of deBethizy, on the one hand, and the Company and its permitted successors and assigns, on the other hand, and shall not be construed as conferring any rights on any other party.

19. APPLICABLE LAW AND FORUM. North Carolina law shall govern the interpretation and enforcement of this Agreement, without regard to its conflicts of laws provisions. deBethizy agrees that the exclusive and convenient forum for any civil lawsuit relating to this Agreement shall be any proper state court within Forsyth County in the State of North Carolina or, if jurisdiction exists, the United States District Court for the Middle District of North Carolina.

20. PARTIAL INVALIDITY. The parties agree that the provisions of this Agreement shall be deemed severable and that the invalidity or unenforceability of any portion or any provision shall not affect the validity or enforceability of the other portions or provisions. Such provisions shall be appropriately limited and given effect to the extent that they may be enforceable.

21. COUNTERPARTS. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original and both of which, together, shall constitute a single agreement. An executed signature page of this Agreement delivered by facsimile transmission or in PDF format via email shall be as effective as the manual exchange of an originally executed signature page

IN WITNESS WHEREOF, the parties have set their hands and seals on this Agreement:

/s/ J. Donald deBethizy		Date: June 21, 2012
J. Donald deBethizy, Ph.D.

TARGACEPT, INC.

By:	/s/ Peter A. Zorn	Date: June 21, 2012
Name:	Peter A. Zorn
Title:	SVP, Legal Affairs, General Counsel
and Member, Office of the Chairman

Exhibit A

June 21, 2012

J. Donald deBethizy

2519 Woodbine Rd.

Winston-Salem, NC 27104

Re: Extension of Option Period for Certain Targacept Stock Options

Dear Don:

I refer you to the Amended and Restated Targacept, Inc. 2000 Equity Incentive Plan (the “2000 Plan”) and the Targacept, Inc. 2006 Stock Incentive Plan, as amended and restated through March 9, 2011 (the “2006 Plan” and, together with the 2000 Plan, the “Plans”). Capitalized terms used in this letter and not otherwise defined have the respective meanings given to them in the applicable Plan.

As of the date of this letter, you hold certain options to purchase shares of the common stock of Targacept, Inc. (“Targacept”) granted to you under a Plan on January 14, 2003, January 31, 2003 (limited to the portion of such stock option with an exercise price per share of $5.10 only), October 31, 2003 (limited to the portion of such stock option with an exercise price per share of $5.10 only), January 26, 2004, August 16, 2006, January 19, 2010, March 29, 2011 and May 4, 2012 (each, a “Subject Option”). Each of the Subject Options is evidenced by an Incentive Stock Option Agreement between you and Targacept (each, an “Agreement”). The Agreement for each Subject Option is subject in all respects to the terms of the Plan under which such Subject Option was granted.

Note: As of the date of this letter, there are other stock options that have been granted to you under the Plans that remain outstanding but are not Subject Options.

Under the terms of the applicable Agreement and Plan, each Subject Option will expire prior to the end of its 10-year option period if any one of several events related to your termination of employment occurs. In particular: (a) Section 5(c) of each Agreement for Subject Options granted under the 2006 Plan provides that, unless the Administrator determines otherwise, if your employment is terminated for any reason other than disability, death or for cause, the Subject Option must be exercised, if at all, prior to the first to occur of (i) the close of the period of three months next succeeding your termination date or (ii) the close of the Option period; and (b) Section 4 of each Agreement for Subject Options granted under the 2000 Plan and Section 6(c)(iii)(D) of the 2000 Plan, together, provide that if your employment is terminated for any reason other than disability, death or for cause, the Subject Option must be exercised, if at all, prior to the first to occur of (i) the close of the period of ninety (90) days next succeeding the termination date or (ii) the close of the option period. Your employment with Targacept ended May 31, 2012 (your “separation date”), and your separation date is your termination date for purposes of the Subject Options. Accordingly, prior to giving effect to this letter, each Subject Option granted under the (x) 2006 Plan must by its terms be exercised, if at all, prior to August 31, 2012 and (y) 2000 Plan must by its terms be exercised, if at all, prior to August 29, 2012.

The Compensation Committee of Targacept’s Board of Directors, as Administrator of the Plans, has determined to extend the period during which you can exercise each Subject Option until the earlier of (a) the expiration date of such Subject Option as set forth in the corresponding Agreement or (b) February 28, 2014. Accordingly, each Subject Option must be exercised, if at all, prior to the earlier of those two dates. Targacept assumes no obligation to advise you or remind of you of the pending expiration date for any Subject Option.

In addition, by the terms of your Employment Agreement with Targacept dated August 22, 2000, as amended on March 13, 2008, and a related Separation Agreement and Release dated on or about the date of this letter, effective as of your separation date, the vesting of stock options that you held as of your separation date, including Subject Options, shall be accelerated to the extent not exercisable as of your separation date, but, for each such stock option, only to the extent such stock option would have become exercisable by May 31, 2013 if you had remained employed by Targacept through that date (“Accelerated Vesting”). No further vesting will occur after your separation date.

Except as expressly provided above, all terms of the Subject Options remain unchanged. In addition, except for the Accelerated Vesting expressly provided above, all terms of each stock option that you hold that is not a Subject Option (and, with respect to the Subject Options with grant dates of January 31, 2003 and October 31, 2003, the portions of such options with an exercise price per share of $1.75) remain unchanged, unaffected by the Compensation Committee action or this letter.

Please keep in mind that each Subject Option, to the extent designated as an incentive stock option, will cease to be an incentive stock option, and will automatically become a nonqualified stock option, if it is exercised on or after August 31, 2012. We strongly encourage you to consult with your personal legal or tax advisor regarding the tax consequences of the Subject Options (including the impact of the Compensation Committee action and this letter), the exercise of any Subject Option and the timing of any such exercise.

Please sign this letter where indicated below and return it to me as soon as possible. By signing: (1) you acknowledge receipt of this letter and agree to be bound by the terms of the respective Plans, the respective Agreements and this letter; (2) you, for yourself and your heirs, successors, assigns and anyone else claiming under or through you, forever discharge and release Targacept, its predecessor, affiliated or subsidiary entities, if any, and its and their respective directors, officers, stockholders, affiliates, employees, agents, representatives, and assigns, and each of them, from any and all claims, liabilities, actions or causes of action of any kind or character whatsoever, whether at law or in equity, whether known or unknown, whether contingent or absolute, and any other losses or expenses of any kind (whether arising in tort, contract or by statute), arising out of or with respect to the Subject Options, any other stock options that you hold, any of the Agreements or either of the Plans (collectively, “Released Claims”); and (3) acknowledge that the foregoing release applies both to known and unknown Released Claims that may exist as of date you sign this letter.

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If you have any questions, please do not hesitate to call me.

Sincerely,

Peter A. Zorn
Senior Vice President, Legal Affairs, General Counsel and Member, Office of the Chairman

Agreed to and accepted by:

J. Donald deBethizy

Date:                         , 2012

cc:	Karen A. Hicks

Mauri K. Hodges

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